Exhibit 99.(H)(10)

FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT is made and entered into effective as of this 1st day of November, 2024 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the "Bank"), and THOMPSON IM FUNDS, INC., a Wisconsin corporation, with its address at 1255 Fourier Drive, Suite 200, Madison, Wisconsin 53717 (the “Borrower”), on behalf of the Thompson Bond Fund.

W I T N E S S E T H:

WHEREAS, the Bank and the Borrower entered into an amended and restated loan agreement originally effective as of November 6, 2020 (as amended, the "Loan Agreement"); and

WHEREAS, the parties wish to amend the Loan Agreement to extend the maturity date and to modify and add certain provisions (this amendment herein sometimes called the "Fourth Amendment").

NOW, THEREFORE, the parties agree as follows:

1.               Changes in Loan Facility.

(A)            The definition of “Custodian” in Section 1(a) of the Loan Agreement shall be amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Custodian” shall mean the Bank, serving in its separate capacity as custodian, pursuant to the Custody Agreement.

(B)            The definition of “Maturity Date” in Section 1(a) of the Loan Agreement shall be amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Maturity Date” shall mean, with respect to each Loan, if the Bank (at its sole discretion) approves such a Loan to the Borrower hereunder, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) in any case not later than October 31, 2025 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).

(C)            Until such time as the Bank again requires a promissory note (as specified below and subject thereto): (i) the definitions in Section 1(a) of the Loan Agreement shall be modified to remove any reference to a “Note,” including but not limited to the definitions of “Loan Documents” and “Obligations,”, (ii) Section 3(c) of the Loan Agreement shall be modified to deleted “the Note” in Section 3(c); (iii) Section 3(d) of the Loan Agreement shall be modified to delete “and the Note” and “or under the Note” each place where such phrase is referenced in Section 3(d), and (iv) the delivery of a Note as a closing condition under Section 6(a)(ii) shall be deemed omitted.

(D)            Section 2(b) of the Loan Agreement is hereby amended and restated as follows:

(b)            Status of Prior Notes; Continued Evidence of Indebtedness; Balance of Loans.

(i)            Effective as of November 1, 2024 and (subject to subsection (iii) below) as to any future amendments of this Agreement, the Loans to the Borrower and its obligations hereunder need not be evidenced by any promissory note, but rather deemed evidenced solely by this Agreement. The existing Amended and Restated Promissory Note dated November 3, 2023 issued by the Borrower to the Bank shall hereafter be deemed cancelled and null and void (so long as it has, as of November 1, 2024 or thereafter, no outstanding balance due thereunder) and in no event shall the outstanding principal balance thereunder exceed $60,000,000. Nevertheless, the Borrower and the Bank acknowledge and agree that the obligations of the Borrower to the Bank under this Agreement shall not in any manner be deemed cancelled or satisfied, but (as aforesaid) shall hereafter be deemed evidenced solely by this Agreement, and as may be amended in the future.

(ii)           The Borrower (regardless of and including all account numbers related to the Borrower) continues to authorize the Bank to charge or increase any Loan balance of the Borrower for the amount of any payment due from the Borrower to the Bank hereunder.

(iii)          The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Bank resulting from each Loan made by the Bank from time to time, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder. Such entries shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay the Obligations in accordance with their terms. The Bank in the future may request that its Loans again be evidenced by a promissory note substantially in the form of existing Exhibit A to this Agreement (the “Note”). In such event, the Borrower shall prepare, execute and deliver to the Bank such a Note payable to the order of the Bank. Thereafter, Loans evidenced by such Note and interest thereon shall at all times be represented by such a Note (except to the extent that the Bank subsequently returns such Note for cancellation and requests that such Loans once again be evidenced solely by this Agreement as described above).

(E)            Section 8(i) of the Loan Agreement is hereby amended and restated as follows:

(i)            Amendment; Extension of Maturity Date. This Agreement may not be modified or amended except in a writing signed by the authorized officers of the Bank and the Borrower. However, at the sole option of the Bank, the Maturity Date specified in clause (b) of the definition thereof, may be extended for additional 364-day periods (subject to such extension being the only then change to this Agreement) if an Authorized Officer who is an executive officer of the Borrower, delivers to the Bank (from such officer’s email address) at least thirty (30) days prior to the date then specified in clause (b) of the definition of Maturity Date, an extension request substantially in the form of Exhibit E-1 attached hereto and made a part hereof (an “Extension Request”). The Extension Request shall confirm the continuance of and be subject to the conditions for Loans specified in Section 6(b) of this Agreement. If such an extension is granted by the Bank, it shall be evidenced by an extension approval letter substantially in the form of Exhibit E-2 attached hereto and made a part hereof (an “Extension Approval Letter”) and this Agreement will be deemed amended to the extent necessary to give effect to such extension. Agreement by the Bank to allow an extension in this manner does not commit the Bank to make any future extension similarly available and the Bank may, at its option, require any such future extension of the term of this

Agreement to be evidenced by an “Amendment to Loan Agreement” signed by both parties.

(F)            Section 8(p) is hereby added to the Loan Agreement as follows:

(p)            Bank as Lender and Custodian. The Bank as lender will, at the request of the Borrower, serve in a dual capacity as a result of the Borrower’s custodial relationship with the Bank. The Borrower acknowledges and agrees that the Bank under this Agreement is acting solely as a lender in a completely separate capacity hereunder than its services as Custodian (and the Bank assumes hereunder none of the obligations of the Custodian under the Custody Agreement or under any applicable laws governing such custodial relationships). The Bank, as lender, shall have and may exercise the same rights and powers as a lender that is not acting as such a custodian, including without limitation, if applicable, the disposition and sale of any and all assets of the Borrower pledged as collateral for the Obligations. The Borrower (i) waives any and all claims of conflict of interest and/or breach of fiduciary duty or otherwise related thereto, and (ii) releases, indemnifies and holds harmless the Bank from any claim, action, liability, loss, damage or expense of any nature whatsoever, arising out of or relating to any allegation of such a conflict of interest or breach of fiduciary duty as a result of any action taken by the Bank as permitted in this Agreement or any of the other Loan Documents.

2.            Effectiveness. This Fourth Amendment shall be effective upon delivery to the Bank of an original Fourth Amendment duly executed by the Bank and the Borrower. Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.

3.            Representations, Warranties and Covenants. The Borrower further represents and warrants that:

(A)        This Fourth Amendment has been duly executed and delivered by the Borrower, is authorized by all requisite corporate action of Borrower, and is the legal, valid, binding, and enforceable obligation of Borrower; and

(B)         The execution and delivery of this Fourth Amendment by the Borrower will not constitute a violation of any applicable law or a breach of any provision contained in the certificate of incorporation or other governing documents of the Borrower, or contained in any order of any court or any other governmental agency or in any agreement, instrument, or document to which the Borrower is a party or by which Borrower or any of its assets or properties are bound; and

(C)         Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule “A” attached hereto, there is outstanding no Event of Default or event which, with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this Fourth Amendment; and

(D)         Except as modified hereby or as noted in said Schedule “A”, all representations, warranties, and covenants of the Borrower set forth in the Loan Agreement or in any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.               Miscellaneous.

(A)            As amended hereby, the Loan Agreement and the other Loan Documents shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement and/or such other Loan Documents as amended hereby.

(B)            Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C)            The Borrower shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by it or for which it becomes obligated in connection with or arising out of this Fourth Amendment.

(D)            Except as amended hereby, the Loan Agreement and all other Loan Documents shall be deemed confirmed and on-going in accord with their respective terms. This Fourth Amendment is a Loan Document.

(E)            This Fourth Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

(F)            Confession of Judgment. The Borrower hereby irrevocably authorizes and empowers any attorney-at-law to appear for the Borrower in any action upon or in connection with the Loan Agreement at any time after the Loan and/or other obligations of the Borrower hereunder become due, as herein provided, in any court in or of the State of Ohio or elsewhere, and waive the issuance and service of process with respect thereto, and irrevocably authorizes and empowers any such attorney-at-law to confess judgment in favor of the Bank against the Borrower in the amount due thereon or hereon, plus interest as herein provided, and all costs of collection, and waive and release all errors in any said proceedings and judgments and all rights of appeal from the judgment rendered. The Borrower agrees and consents that the attorney confessing judgment on behalf of the Borrower hereunder may also be counsel to the Bank and/or the Bank's affiliates, and the Borrower hereby further waives any conflicts of interest which might otherwise arise and consents to the Bank paying such confessing attorney a legal fee or allowing such attorneys' fees to be paid from proceeds of collection of the Loan Agreement.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By:
Lissets Garcia
Vice President

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE BANK.

THOMPSON IM FUNDS, INC.

By:
Jason L. Stephens
Chief Executive Officer and President

EXHIBIT E-1

FORM OF EXTENSION REQUEST

TO:      U.S. Bank National Association (the “Bank”) under that certain Amended and Restated Loan Agreement dated as of November 6, 2020 (as amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Agreement”) between THOMPSON IM FUNDS, INC. (the “Borrower”), on behalf of the Thompson Bond Fund, and the Bank.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

Ladies/Gentlemen:

Pursuant to Section 8(i) of the Agreement, the Borrower, hereby (i) confirms that each of the preconditions set forth in Section 6(b) of the Agreement continues to be satisfied, and (ii) requests that the Bank extend the Maturity Date as specified in clause (b) of the definition thereof (currently, [_________]) for another 364 day period to [_________].

Please notify the Borrower as soon as possible of the Bank’s determination in response to this request.

Very truly yours,

THOMPSON IM FUNDS, INC.

By:

Name:

Title:

EXHIBIT E-2

FORM OF EXTENSION APPROVAL LETTER

[DATE]

THOMPSON IM FUNDS, INC.

Thompson Bond Fund

1255 Fourier Drive, Suite 200

Madison, WI 53717

Attention: [Name, Title]

Ladies/Gentlemen:

Please refer to the letter dated [________] from THOMPSON IM FUNDS, INC. (the “Borrower”) requesting an extension of the term of the Amended and Restated Loan Agreement dated as of November 6, 2020 between the Borrower, on behalf of the Thompson Bond Fund, and U.S. Bank National Association (the “Bank”) (as amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Agreement”). Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

By its execution of this letter, but subject to the prior satisfaction of each of the conditions precedent set forth in Section 6(b) of the Agreement, the Bank hereby consents to the extension of the Maturity Date as specified in clause (b) of the definition thereof from [original or previously extended maturity date] to [364 days after the original or previously extended maturity date] and such clause (b) of the definition of Maturity Date is hereby deemed amended to the extent necessary to reflect such extension.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

By:

Name:

Title:

Schedule “A”

To Fourth Amendment to Loan Agreement

Nothing to disclose